EXHIBIT 99.2

FRIDAY FEBRUARY 9, 5:00 PM EASTERN TIME
PRESS RELEASE

      BIOPOOL INTERNATIONAL/XTRANA ANNOUNCES RESIGNATION OF JOHN H. WHEELER

     VENTURA, Calif. -(BUSINESS WIRE)- Feb. 9, 2001- Biopool International Inc./Xtrana (OTCBB:BIPL - NEWS) today announced the resignation of its chief executive officer, John H. Wheeler.

     Wheeler resigned because of philosophical differences with the board after the merger of the two companies. Timothy J. Dahltorp, chief financial officer of the company, has been appointed interim chief operating officer. The board has also created an executive management committee consisting of board members Michael Bick, Ph.D., and James H. Chamberlain. The company also announced that a search is underway for a successor president and CEO of the company.

     Michael Bick, chairman of the board, stated: "We are grateful to Jack for his contributions to the founding and building of the Xtrana business, a key component of our future growth strategy, and his vision will be missed. We wish Jack well in his future projects."

     James H. Chamberlain was the founder of Biosource International Inc. (Nasdaq:BIOI - NEWS), a California-based company dedicated to the research, development, manufacturing, and marketing of biomedical products to the diagnostic and research markets. Prior to founding Biosource, Chamberlain was the manager of Business Development for Amgen Inc. Chamberlain received a bachelor of science degree in biology and chemistry from West Virginia University in 1969 and completed an MBA Executive Program at Pepperdine University in 1981.

     Founded in 1987, Biopool International develops, manufactures, and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function and the vascular system. Effective with the company's merger with Xtrana, the company also develops nucleic acid-based tests for use in drug discovery, detection of environmental and food contaminants, forensics and identity testing, human and animal diseases, genetic predisposition to disease and other applications. To learn more about Biopool International and Xtrana, visit their Web sites at WWW.BIOPOOL.COM and www.xtrana.com.

CONTACT:
     Biopool International Inc./Xtrana
     Timothy Dahltorp, 303/474-2133
     Carol Hill, 805/654-0643


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